QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 13G Under the Securities Exchange Act of 1934 (Amendment No. 1)*
Nutraceutical International Corporation

(Name of Issuer)
Common Stock, par value $0.01 per share

(Title of Class of Securities)
67060Y101
(CUSIP Number)
February 25, 1998

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / /      Rule 13d-1(b)

        / /      Rule 13d-1(c)

        /x/      Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 5 pages

CUSIP No.            67060Y101

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Stephen and Helene Weldon Trust

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/ /

(3)	Sec Use Only

(4)	Citizenship or Place of Organization
United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
563,593

		(6)	Shared Voting Power
None

		(7)	Sole Dispositive Power
563,593

		(8)	Shared Dispositive Power
None

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
563,593

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /
Not Applicable

(11)	Percent of Class Represented by Amount in Row (9)
5.1% (1)

(12)	Type of Reporting Person (See Instructions)
OO

* SEE INSTRUCTIONS BEFORE FILING OUT!

(1)
All of the percentages calculated in this Schedule 13G are based upon an aggregate of 11,091,568 shares of common stock outstanding as of February 13, 2002.

Page 2 of 5 pages

ITEM 1.

(a)	Name of Issuer
Nutraceutical International Corporation

(b)	Address of Issuer's Principal Executive Offices
1400 Kearns Boulevard Park City, Utah 84060

ITEM 2.

(a)	Name of Person Filing
Stephen and Helene Weldon Trust

(d)	Title of Class of Securities
Common Stock, par value $.01 per share

(e)	CUSIP Number
67060Y101

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
Not Applicable

ITEM 4. OWNERSHIP

(a)	Amount beneficially owned:
563,593

(b)	Percent of class:

5.1%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote
563,593

	(ii)	Shared power to vote or to direct the vote

Not Applicable

	(iii)	Sole power to dispose or to direct the disposition of
563,593

	(iv)	Shared power to dispose or to direct the disposition of

Page 3 of 5 pages

563,593

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.    / /

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

Page 4 of 5 pages

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

STEPHEN AND HELENE WELDON TRUST

/s/ Stephen Weldon

Page 5 of 5 pages

QuickLinks

SIGNATURE